Exhibit 99.1

At Home Group Inc. Announces Second Quarter Fiscal 2017 Financial Results

•                  Nine consecutive quarters of 20%+ net sales growth

•                  Q2 FY17 EPS of $0.12

•                  Q2 FY17 Pro forma adjusted EPS(1) of $0.13

Plano, Texas, September 13, 2016 — At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the second quarter of fiscal 2017, which ended July 30, 2016.

Lee Bird, President and Chief Executive Officer, stated: “The second fiscal quarter marked our ninth consecutive quarter of over 20% net sales growth and our tenth consecutive quarter of positive comparable store sales growth, reflecting the broad consumer appeal of our differentiated, value-oriented brand. This top line performance, coupled with our efficient operating structure and strong execution by our teams, enabled us to deliver EPS of $0.12 and pro forma adjusted EPS(1) of $0.13 while continuing to make planned investments to drive profitable growth.”

Mr. Bird continued: “At Home is passionate about offering customers an unmatched breadth and depth of product at attractive values while enjoying industry-leading profitability metrics. With over 115 stores today and long-term potential for at least 600, we believe there is a long runway of growth ahead. We are focused on delivering against this opportunity with our proven, disciplined and flexible real estate strategy and compelling paybacks across a range of formats and markets. In addition, we are confident that our merchandising and marketing strategies, our talented team, as well as our previous investments in people, systems and processes, position us well to deliver on our short-term and long-term growth and profitability goals.”

For the Thirteen Weeks Ended July 30, 2016

•                  Net sales increased 20.8% to $188.4 million from $156.0 million in the second quarter of fiscal 2016 driven by the net addition of 22 new stores and a comparable store sales increase of 0.9%.

•                  We opened 10 new stores in the second quarter of fiscal 2017 and ended the quarter with 115 stores in 29 states. This represents a unit increase of 23.7% over the same quarter in the prior year.

•                  Gross profit increased 17.6% to $62.1 million from $52.8 million in the prior year. Gross margin decreased 90 basis points to 32.9% due to increased occupancy costs associated with our third quarter fiscal 2016 sale-leaseback transaction relating to five properties, as well as the liquidation of merchandise in our Plano, Texas store prior to its successful relocation.

•                  Selling, general and administrative expenses (“SG&A”) increased 34.4% to $42.2 million from $31.4 million in the prior year period. The increase is primarily driven by the net addition of 22 stores since the end of the second quarter of fiscal 2016, the timing of new store openings in upcoming periods and corporate and strategic investments to support our growth strategies, including a $2.1 million increase in brand advertising to drive overall consumer awareness of the At Home brand. In addition, in the second quarter of fiscal 2017 we recognized a $0.3 million loss on the sale of land in connection with the expansion of our distribution center compared with a $1.8 million gain recognized on the sale of a property in Houston, Texas in the second quarter of fiscal 2016.

(1)  Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

•                  Adjusted SG&A(1), which excludes nonrecurring costs incurred as a result of our August 2016 initial public offering (“IPO”) increased 34.4% to $42.2 million from $31.4 million or 22.4% of sales compared to 20.1% in the second quarter of last year.

•                  Operating income was $18.9 million compared to $21.0 million in the second quarter of fiscal 2016. Operating margin decreased 340 basis points to 10.0%.

•                  Adjusted operating income(1) was $18.9 million or 10.0% of sales compared to $21.0 million or 13.4% of sales in the same period last year.

•                  Interest expense decreased to $8.5 million from $9.0 million in the same period of the prior year due to the refinancing of our 10.75% senior secured notes that occurred early in the second quarter of fiscal 2016.

•                  Income tax expense was $4.1 million based on an effective rate of 39.0% as compared to $22.1 million and an effective rate of (91.7)% in the same quarter of the prior year. The prior year tax rate was impacted by state income taxes as well as by changes in the valuation allowance on deferred tax assets.

•                  Net income was $6.3 million. This compares to a net loss of $46.1 million in the second quarter of fiscal 2016, which included a $36.0 million loss on the extinguishment of debt.

•                  Pro forma adjusted net income(1) was $8.2 million compared to $9.7 million in the second quarter of fiscal 2016.

•                  EPS was $0.12 compared to $(0.91) in the second quarter of fiscal 2016. Pro forma adjusted EPS(1) was $0.13 compared to $0.16 in the second quarter of fiscal 2016.

•                  Adjusted EBITDA(1) increased 10.0% to $36.6 million compared to $33.3 million in the comparable period last year.

For the Twenty-six Weeks Ended July 30, 2016

•                  Net sales increased 21.3% to $360.4 million from $297.2 million in the first half of fiscal 2016, driven by the net addition of 22 new stores since the end of the second quarter of fiscal 2016 and a comparable store sales increase of 1.4% over the prior year period.

•                  Gross profit increased 20.3% to $120.4 million year to date from $100.1 million in the first half of the prior year. Gross margin decreased 30 basis points to 33.4% due to increased occupancy costs as a result of our third quarter fiscal 2016 sale-leaseback transaction of five properties.

•                  SG&A increased 29.9% to $79.6 million from $61.3 million in the same period of fiscal 2016. The increase is primarily driven by the net addition of 22 stores, the timing of new store openings in upcoming periods, and corporate and strategic investments to support our growth strategies, including a $3.8 million increase in brand advertising to drive overall consumer awareness of the At Home brand. In addition, in the second quarter of fiscal 2017 we recognized a $0.3 million loss on the sale of land in connection with the expansion of our distribution center compared to a $1.8 million gain recognized on the sale of a property in Houston, Texas in the second quarter of fiscal 2016.

•                  Adjusted SG&A(1), which excludes nonrecurring costs incurred as a result of our IPO, increased 30.2% to $79.6 million and 22.1% of sales compared to $61.1 million or 20.6% of sales in the second quarter of last year.

•                  Operating income was $38.9 million compared to $37.8 million in the first half of fiscal 2016. Operating margin decreased 190 basis points to 10.8%.

(1)  Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

•                  Adjusted operating income(1) was $38.9 million year to date or 10.8% of sales compared to $38.0 million or 12.8% of sales in the same period of the last year.

•                  Interest expense decreased to $16.7 million from $19.8 million in the comparable period of the prior year due to the refinancing of our 10.75% senior secured notes that occurred early in the second quarter of fiscal 2016.

•                  Income tax expense was $8.5 million based on an effective rate of 38.4% in the first half of fiscal 2017 as compared to $26.4 million and an effective rate of (146.8)% in the prior year period. The prior year tax rate was impacted by state income taxes as well as by changes in the valuation allowance on deferred tax assets.

•                  Net income was $13.7 million. This compares to a net loss of $44.3 million in the first half of fiscal 2016, which included a $36.0 million loss on the extinguishment of debt.

•                  Pro forma adjusted net income(1) was $17.3 million compared to $17.2 million in the first half of fiscal 2016.

•                  EPS was $0.26 compared to $(0.87) in the first half of fiscal 2016. Pro forma adjusted EPS(1) was $0.28 in both the first half of fiscal 2017 and the comparable prior year period.

•                  Adjusted EBITDA(1) increased 12.6% to $70.5 million for the twenty-six weeks ended July 30, 2016.

Balance Sheet Highlights as of July 30, 2016

•                  Total liquidity (cash plus $79.5 million of availability on the revolving credit facility) was $87.6 million.

•                  Total debt was $437.6 million compared to $444.9 million as of August 1, 2015, consisting of outstanding current and long-term portions of our secured term loan facilities and mortgage loans. There was $102.7 million outstanding under our revolving credit facility.

Subsequent to July 30, 2016

On August 3, 2016, we priced our IPO at $15.00 per share.  We sold 9,530,041 shares of common stock (including 863,041 shares sold on September 8, 2016 pursuant to the underwriters’ over-allotment option) in the IPO, resulting in total net proceeds of $132.9 million after deducting underwriters’ discounts and commissions. We also incurred offering costs of $5.1 million in connection with the IPO.

We used the net proceeds from the IPO to repay $130.0 million in principal amount of indebtedness outstanding, which represents a repayment in full of our $130.0 million second lien term loan facility (the “Second Lien Facility”).  The repayment will result in a loss on extinguishment of debt in the amount of approximately $2.7 million, which will be recognized in the third quarter of fiscal 2017.

On August 31, 2016, Moody’s Investor Service upgraded At Home Holding III Inc.’s Corporate Family Rating to “B1” from “B2”. On September 9, 2016, S&P Global Ratings raised our corporate credit rating to “B” from “B -”. Both rating agencies cited our reduced leverage as a result of the repayment of our Second Lien Facility with IPO proceeds, as well as their expectations that continued solid operating performance due to new unit expansion and positive comparable store sales growth will support further credit metric improvement.

(1) Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

On August 1, 2016, we entered into a sale-leaseback transaction pursuant to which we sold four properties in Broomfield, Colorado; Corpus Christi, Texas; Jenison, Michigan; and Buford, Georgia for a total of $32.6 million. Contemporaneously with the closing of the sale, we entered into a lease pursuant to which we leased back the properties for cumulative initial annual rent of $2.2 million, subject to annual escalations. Approximately $3.7 million of the proceeds from the sale were used to pay off a note payable related to the Corpus Christi property.

On September 9, 2016, we entered into a sale-leaseback transaction pursuant to which we sold three properties in Colorado Springs, Colorado; Kissimmee, Florida; and O’Fallon, Illinois for a total of $30.6 million. Contemporaneously with the closing of the sale, we entered into a lease pursuant to which we leased back the properties for cumulative initial annual rent of $2.1 million, subject to annual escalations.

Fiscal 2017 Outlook & Key Assumptions

Judd Nystrom, Chief Financial Officer, stated: “Given the investments we have made in the first half of the year, we remain on track to deliver strong top and bottom line results for fiscal 2017. Our fiscal 2017 outlook assumes we will deliver 19% to 21% net sales growth, an almost six-fold increase in net income, and a 32% to 40% increase in pro forma adjusted net income.” Below is an overview of our outlook for selected fiscal 2017 financial data and related assumptions:

•                  Net sales are expected to be in a range of $738 million to $750 million. Our net sales growth outlook is based on 22 net new store openings and an assumed comparable store sales increase of 1.5% to 2.0%.

•                  Net income is expected to be in a range of $24 million to $26 million, with pro forma adjusted net income(1) in a range of $33.5 million to $35.5 million(2), based on an assumed 38.5% annual effective tax rate for fiscal 2017 and annual interest expense of approximately $27 million.

•                  EPS is expected to be in a range of $0.42 to $0.45, with pro forma adjusted EPS(1) in a range of $0.53 to $0.56, based on assumed diluted weighted average shares outstanding of approximately 57 million and pro forma diluted weighted average shares outstanding(1) of approximately 63 million, respectively.

•                  Gross capital expenditures are expected to be in a range of $140 million to $160 million, or $75 million to $85 million net of assumed sale-leaseback proceeds.

(1)  Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

(2) Projected pro forma adjusted net income excludes the following estimated pre-tax adjustments for fiscal 2017: a $2.7 million loss on extinguishment of debt from the use of IPO proceeds to repay our $130.0 million Second Lien Facility; $5.6 million in non-cash stock-based compensation related to a special one-time IPO bonus grant; $1.0 million of transaction related costs associated with our IPO; and a $6.2 million pro forma interest adjustment to normalize results for the impact of repaying our Second Lien Facility with IPO proceeds.

Conference Call Details

A conference call to discuss the second quarter fiscal 2017 financial results is scheduled for today, September 13, 2016, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 888-684-1265 (international callers please dial 913-312-1502) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 877-870-5176 (international callers please dial 858-384-5517). The pin number to access the telephone replay is 6730553. The replay will be available until September 20, 2016.

Terminology

We define certain terms used in this release as follows:

“Adjusted EBITDA” means net income (loss) before interest expense, net, loss from early extinguishment of debt, income tax (benefit) provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense, impairment of our trade name and non-cash rent.

“adjusted net income” means net income (loss) before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant, as well as loss on extinguishment of debt and the tax impact of such adjustments.

“adjusted operating income” means operating income (loss) before certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses, excluding certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“comparable store sales” means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the first day of the sixteenth full fiscal month following the store’s opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means adjusted net income as adjusted for comparability between periods to reflect the impact of interest on indebtedness repaid during the periods presented, the tax impact of adjustments to adjusted net income and normalization of income tax rates during the periods presented.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis after giving effect to the issuance of the shares of common stock in the IPO as if it had occurred at the beginning of the period presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “are confident,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “plan,” “potential,” “predict,” “seek,” “should,” or “vision,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2017, as well as statements about the markets in which we operate, expected new store openings, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in our final prospectus, dated August 3, 2016, filed pursuant to Rule 424(b) under the Securities Act of 1933 with the SEC under the headings “Prospectus Summary,” “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and in future filings we may make with the SEC, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit any style, any room, at any budget, for any reason to redecorate.  With a wide assortment of 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style.  Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points.  Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers.  We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets.  We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor.  As of July 30, 2016, At Home operated 115 stores in 29 states and 65 markets and is headquartered in Plano, Texas.  For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Current assets:
Cash and cash equivalents	$8,145	$5,428	$6,151
Inventories, net	212,604	176,388	167,550
Prepaid expenses	4,423	6,351	8,207
Other current assets	5,553	3,229	1,142
Total current assets	230,725	191,396	183,050
Property and equipment, net	324,122	272,776	249,398
Goodwill	569,732	569,732	569,732
Trade name	1,440	872	872
Debt issuance costs, net	1,442	1,323	1,513
Restricted cash	392	26	1,531
Noncurrent deferred tax asset	14,726	14,726	—
Other assets	5,116	3,959	1,753
Total assets	$1,147,695	$1,054,810	$1,007,849
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$46,576	$31,139	$28,667
Accrued liabilities	85,769	54,472	55,010
Revolving line of credit	102,679	76,600	70,300
Current portion of deferred rent	4,913	4,518	3,330
Current portion of long-term debt and financing obligations	3,811	3,789	3,953
Income taxes payable	—	—	19,913
Total current liabilities	243,748	170,518	181,173
Long-term debt	422,463	422,610	427,752
Financing obligations	18,775	19,017	19,364
Deferred rent	74,181	70,156	53,870
Deferred income taxes	—	—	114
Other long-term liabilities	3,461	3,356	6,709
Total liabilities	762,628	685,657	688,982
Shareholders’ Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 50,836,727 shares issued and outstanding	508	508	508
Additional paid-in capital	411,996	409,746	407,376
Accumulated deficit	(27,437)	(41,101)	(89,017)
Total shareholders’ equity	385,067	369,153	318,867
Total liabilities and shareholders’ equity	$1,147,695	$1,054,810	$1,007,849

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net sales	$188,364	$156,007	$360,443	$297,224
Cost of sales	126,314	103,235	240,088	197,147
Gross profit	62,050	52,772	120,355	100,077

Operating expenses
Selling, general and administrative expenses	42,171	31,354	79,615	61,295
Depreciation and amortization	971	467	1,862	933
Total operating expenses	43,142	31,821	81,477	62,228

Operating income	18,908	20,951	38,878	37,849
Interest expense, net	8,518	8,961	16,711	19,768
Loss on extinguishment of debt	—	36,046	—	36,046
Income (loss) before income taxes	10,390	(24,056)	22,167	(17,965)
Income tax provision	4,052	22,054	8,503	26,377
Net income (loss)	$6,338	$(46,110)	$13,664	$(44,342)

Earnings per share:
Net income (loss) per common share:
Basic	$0.12	$(0.91)	$0.27	$(0.87)
Diluted	$0.12	$(0.91)	$0.26	$(0.87)
Weighted average shares outstanding:
Basic	50,836,727	50,836,727	50,836,727	50,836,727
Diluted	52,222,508	50,836,727	52,415,001	50,836,727

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015
Operating Activities
Net income (loss)	$13,664	$(44,342)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,005	13,194
Loss (gain) on disposal of fixed assets	256	(1,831)
Non-cash interest expense	1,723	926
Amortization of deferred gain on sale-leaseback	(1,904)	(1,377)
Deferred income taxes	—	2,533
Stock-based compensation	2,250	2,292
Loss on extinguishment of debt	—	36,046
Changes in operating assets and liabilities
Inventories	(36,216)	(25,294)
Prepaid expenses and other current assets	(387)	(550)
Other assets	(1,156)	(1,173)
Accounts payable	9,518	(3,827)
Accrued liabilities	31,402	(1,526)
Income taxes payable	—	19,398
Deferred rent	6,324	3,596
Net cash provided by (used in) operating activities	42,479	(1,935)
Investing Activities
Purchase of property and equipment	(62,791)	(45,322)
Purchase of intangible assets	(568)	(19)
Change in restricted cash	(366)	15,729
Net proceeds from sale of property and equipment	93	6,341
Net cash used in investing activities	(63,632)	(23,271)
Financing Activities
Payments under lines of credit	(178,420)	(104,500)
Proceeds from lines of credit	204,499	107,400
Payment of debt issuance costs	(323)	(13,668)
Proceeds from issuance of long-term debt	—	430,000
Payment of Senior Secured Notes	—	(389,027)
Payments on financing obligations	(266)	(149)
Payments on long-term debt	(1,620)	(3,405)
Net cash provided by financing activities	23,870	26,651
Increase in cash and cash equivalents	2,717	1,445
Cash and cash equivalents, beginning of period	5,428	4,706
Cash and cash equivalents, end of period	$8,145	$6,151

Supplemental Cash Flow Information
Cash paid for interest	$14,866	$22,677
Cash paid for income taxes	$7,086	$909

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period.  We present Adjusted EBITDA and Store-level Adjusted EBITDA which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation.  Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, adjusted net income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Selling, general and administrative expenses as reported	$42,171	$31,354	$79,615	$61,295
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	—	—	—
IPO transaction costs(b)	(15)	—	(24)	(179)
Adjusted selling, general and administrative expenses	$42,156	$31,354	$79,591	$61,116

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Operating income as reported	$18,908	$20,951	$38,878	$37,849
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	—	—	—	—
IPO transaction costs(b)	15	—	24	179
Adjusted operating income	$18,923	$20,951	$38,902	$38,028
Adjusted operating margin	10.0%	13.4%	10.8%	12.8%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Diluted weighted average shares outstanding	52,222,508	50,836,727	52,415,001	50,836,727
Adjustment for issuance of shares at IPO(d)	9,530,041	9,530,041	9,530,041	9,530,041
Pro forma diluted weighted average shares outstanding	61,752,549	60,366,768	61,945,042	60,366,768

Reconciliation of net income (loss) as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net income (loss) as reported	$6,338	$(46,110)	$13,664	$(44,342)
Adjustments:
Loss on extinguishment of debt	—	36,046	—	36,046
Stock-based compensation related to special one-time IPO bonus grant(a)	—	—	—	—
IPO transaction costs(b)	15	—	24	179
Tax impact of adjustments to net income (loss)(c)	(6)	33,045	(9)	53,189
Adjusted net income	$6,347	$22,981	$13,679	$45,072
Adjustments for comparability between periods:
Interest on Senior Secured Notes(e)	—	1,000	—	4,000
Interest on Second Lien Term Loan(f)	2,958	2,958	5,916	5,916
Tax impact of adjustments to adjusted net income(c)	(1,154)	3,629	(2,269)	8,686
Tax rate normalization(g)	67	(20,839)	(40)	(46,487)
Pro forma adjusted net income	$8,218	$9,729	$17,286	$17,187
Pro forma diluted weighted average shares outstanding	61,752,549	60,366,768	61,945,042	60,366,768
Pro forma adjusted EPS	$0.13	$0.16	$0.28	$0.28

(a)         Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)         Charges incurred in connection with our initial public offering, which we do not expect to recur and do not consider in our evaluation of our ongoing performance.

(c)          Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented.  The effective tax rate for the thirteen weeks ended July 30, 2016 and August 1, 2015 was 39.0% and (91.7)%, respectively.  The effective tax rate for the twenty-six weeks ended July 30, 2016 and August 1, 2015 was 38.4% and (146.8)%, respectively.

(d)         Reflects the number of common shares issued with the initial public offering in August 2016 as if they had been outstanding the entire period.

(e)          Adjusts interest expense for the June 5, 2015 refinancing of our $360.0 million 10.75% Senior Secured Notes with $430.0 million of indebtedness under our first and second lien term loan facilities.

(f)           Adjusts interest expense for use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(g)          Represents the tax impact required in each period to present pro forma adjusted net income, including all outlined adjustments, subject to a normalized annual effective tax rate of 38.5% and 39.0% for fiscal years 2017 and 2016, respectively.

Reconciliation of net income (loss) to EBITDA (excluding loss on extinguishment of debt), Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net income (loss)	$6,338	$(46,110)	$13,664	$(44,342)
Interest expense, net	8,518	8,961	16,711	19,768
Loss on extinguishment of debt	—	36,046	—	36,046
Income tax provision	4,052	22,054	8,503	26,377
Depreciation and amortization(a)	8,999	7,019	17,005	13,194
EBITDA	$27,907	$27,970	$55,883	$51,043
Legal settlements and consulting and other professional services(b)	765	970	1,331	1,947
Costs associated with new store openings(c)	4,366	2,304	6,888	4,332
Relocation and employee recruiting costs(d)	58	69	145	237
Management fees and expenses(e)	875	948	1,777	1,835
Stock-based compensation expense(f)	1,088	1,183	2,250	2,292
Non-cash rent(g)	852	797	1,599	1,043
Other(h)	675	(991)	675	(79)
Adjusted EBITDA	$36,586	$33,250	$70,548	$62,650
Corporate overhead expenses(i)	14,528	12,017	29,821	24,084
Store-level Adjusted EBITDA	$51,114	$45,267	$100,369	$86,734

(a)         Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.

(b)         Primarily consists of (i) consulting and other professional fees with respect to completed projects to enhance our accounting and finance capabilities as well as other public company readiness initiatives, of $0.8 million and $0.6 million during the thirteen weeks ended July 30, 2016 and August 1, 2015, respectively, and $1.3 million and $1.5 million during the twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively and (ii) litigation settlement charges and related legal fees for certain claims and legal costs for other matters relating to events that arose prior to our acquisition by our Sponsors that have concluded in the amounts of $0.4 million for each of the thirteen weeks and twenty-six weeks ended August 1, 2015. Adjustments related to such items for the other periods presented were not material.

(c)          Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened 10 and seven new stores during the thirteen weeks ended July 30, 2016 and August 1, 2015, respectively, and 16 and 12 new stores during the twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively.

(d)         Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.

(e)          Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering completed on August 9, 2016, the management agreement was terminated and our Sponsors will no longer receive management fees from us.

(f)           Consists of non-cash stock-based compensation expense related to stock option awards.

(g)          Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $1.0 million and $0.7 million during the thirteen weeks ended July 30, 2016 and August 1, 2015, respectively, and $1.9 million and $1.4 million during the twenty-six weeks ended July 30, 2016 and August 1, 2015, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth over the last four fiscal years. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(h)         Other adjustments include amounts our management believes are not representative of our ongoing operations, including:

•                  for the thirteen and twenty-six weeks ended July 30, 2016, a loss of $0.3 million recognized on the sale of land in connection with the expansion of our distribution center; and

•                  for the thirteen and twenty-six weeks ended August 1, 2015, expenses incurred for a store closure in the aggregate amount of $0.5 million and a gain of $(1.8) million recognized on the sale of our property in Houston, Texas.

(i)             Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. See our discussion of the changes in selling, general and administrative expenses presented in “—Results of Operations”. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Anne Rakunas
310.954.1113
Anne.Rakunas@icrinc.com

At Home Group Inc.

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

Media Contact:
ICR, Inc.
Jessica Liddell
203.682.8200
Jessica.Liddell@icrinc.com